Exhibit 99.1

GTSI Reports First Quarter Results

HERNDON, VA., May 10, 2012 – GTSI Corp. (NASDAQ: GTSI), a systems integration, solutions and services provider to federal, state and local governments, today announced its financial results for the three months ended March 31, 2012.

Reported Results

For the first quarter of 2012, GTSI reported an 8.6% increase in total revenue to $76.4 million compared to $70.3 million for the first quarter of 2011. Total gross margin for the first quarter of 2012 decreased $1.4 million to $11.6 million, a reduction of 11.0%, from the same period in 2011. Gross margin percent for the first quarter was 15.1% compared to 18.5% for the same quarter last year. Operating expenses declined $3.2 million or 17.8% to $15.1 million compared to $18.3 million for the first quarter of 2011. The resulting loss from operations of $3.5 million is a $1.8 million improvement from the $5.3 million loss from operations reported for the first quarter of 2011. Equity earnings from our investment in Eyak Technology LLC (EyakTek) declined $1.1 million as a result of the sale of our equity interest during the third quarter of 2011. The net loss for the first quarter of 2012 was $2.5 million, an improvement compared to the net loss of $2.7 million for the same period in 2011. Earnings per share improved $0.02 per share or 6.5% compared to the loss per share of $0.28 reported for Q1 2011.

Sterling Phillips, GTSI’s president and chief executive officer, stated, “We are pleased with the year-over-year improvement in revenue and key profitability metrics. Our expanded sales force is showing results and the restructuring over the past year allows us to be more profitable.”

Additional Information

Within overall revenue growth, product revenue improved $1.2 million, services revenue improved $6.7 million and financing revenue declined $1.8 million. The gross margin decline includes a product gross margin reduction of $2.3 million, a services gross margin increase of $2.1 million and a financing gross margin decline of $1.2 million. Within operating expenses, salaries and related expenses declined $2.2 million and professional services expenses declined $0.9 million. The decline in professional services expenses reflects lower fees for lawyers and the monitor related to the SBA administrative agreement. As reported in the 2011 10-K filing, during the quarter we sublet excess space in our headquarters facility which resulted in a one-time charge of $606K which represents the difference between actual rental expense and the $1.3 million in sublease payments expected over the term of the sublease. The expense reduction realized from the sublease will be recognized in future quarters.

GTSI ended the quarter with $63.3 million in cash on hand. The Company had no long-term debt and no borrowings under its credit facility. As of March 31, 2012, GTSI had stockholders’ equity of $94.6 million or $9.78 per diluted share.

Conference Call

As announced May 7, 2012, GTSI has entered into a definitive agreement to be acquired through a cash tender offer at $7.75 per share by an affiliate of UNICOM® Systems, Inc. The transaction is expected to close in late second quarter or early third quarter of 2012. Due to the ongoing transaction, GTSI will not be conducting a conference call to discuss first quarter results.

About GTSI Corp.

GTSI (NASDAQ: GTSI) is a leading provider of technology solutions and professional services to federal, state and local governments. Founded in 1983, the company has helped meet the unique IT needs of more than 1,700 governmental agencies nationwide. GTSI professionals draw on their deep knowledge, strategic partnerships, customer service and more than 740 industry certifications to guide agencies in selecting the most cost-effective technology available. GTSI has extensive capabilities and past performance in software development, data center, networking, collaboration, security and cloud computing solutions. In addition, GTSI’s advanced engineering, integration, support and financial services—and broad portfolio of contracts—ease the planning, purchasing and deployment of solutions, and facilitates the management of mission-critical IT throughout the lifecycle. Headquartered in Herndon, Va., GTSI has approximately 450 employees. For more information visit the company’s website at www.gtsi.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to sales, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are discussed in the Company’s most recent annual report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.

GTSI Contact:

Peter Whitfield

Senior Vice President & Chief Financial Officer

703.502.2954

peter.whitfield@gtsi.com

All press releases are available in the News Room on GTSI.com

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

GTSI CORP.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$63,250	$54,872
Accounts receivable, net	46,008	76,014
Inventory, net	9,728	8,623
Deferred costs	533	1,587
Other current assets	3,545	1,645

Total current assets	123,064	142,741
Depreciable assets, net	3,744	4,482
Long-term receivables and other assets	2,642	3,126
Other intangible assets, net	3,847	4,076
Goodwill	9,415	9,415

TOTAL ASSETS	$142,712	$163,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,196	$33,598
Accounts payable—floor plan	6,132	14,049
Accrued liabilities	8,122	11,351
Deferred revenue	2,562	4,105

Total current liablilites	44,012	63,103
Other liabilities	4,148	3,779
Total liabilities	48,160	66,882
Total stockholders’ equity	94,552	96,958

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$142,712	$163,840

GTSI CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011
SALES
Product	$59,707	$58,538
Services	14,588	7,886
Financing	2,117	3,911

	76,412	70,335
COST OF SALES
Product	53,403	49,967
Services	10,601	5,973
Financing	842	1,406

	64,846	57,346

GROSS MARGIN	11,566	12,989

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	15,043	18,295

LOSS FROM OPERATIONS	(3,477)	(5,306)

INTEREST AND OTHER (EXPENSE) INCOME, NET
Interest and other income	44	30
Equity income from EyakTek	—	1,104
Interest expense	(140)	(150)

Interest and other (expense) income, net	(96)	984

LOSS BEFORE INCOME TAXES	(3,573)	(4,322)

INCOME TAX BENEFIT	(1,065)	(1,649)

NET LOSS	$(2,508)	$(2,673)

LOSS PER SHARE
Basic	$(0.26)	$(0.28)

Diluted	$(0.26)	$(0.28)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,670	9,632

Diluted	9,670	9,632